Exhibit 10.1

November 21,2024

[Dealer Address]

Fixed Dollar Accelerated Share Repurchase Transaction – Tranche #[_]

Tapestry, Inc.
10 Hudson Yards
New York, NY 10001
Attention:

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [Dealer] (“Dealer”) and Tapestry, Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”).  This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation.  The Transaction is a Share Forward Transaction for purposes of the Equity Definitions.  Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.

1.          This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Issuer had executed an agreement in such form without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and U.S. Dollars (“USD”) as the Termination Currency, (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Dealer, with a “Threshold Amount” of 3% of the shareholders’ equity of [Dealer][Dealer’s ultimate parent] as of the Trade Date (provided that (A) Section 5(a)(vi) shall be amended by deleting in the seventh line thereof the words “, or becoming capable at such time of being declared”, (B) the following language shall be inserted at the end of Section 5(a)(vi): “provided, however, that notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is a failure to pay caused by an error or omission of an administrative or operational nature and (b) the relevant payment is made within three Local Business Days following receipt of written notice from an interested party of such failure to pay”) and (iii) the elections set forth in this Confirmation).

The Transaction and the Fixed Dollar Accelerated Share Repurchase Transaction – Tranche #[_] entered into between Dealer and Counterparty on the date hereof (the “Other Tranche ASR Agreement” and the “Transaction” thereunder the “Other Tranche ASR Transaction”) shall be the only transactions under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, neither the Transaction nor the Other Tranche ASR Transaction shall be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.

If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2.             The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	Dealer

Shares:	Common Stock, par value USD 0.01 per share, of Issuer (Ticker: “TPR”)

Forward Price:
A price equal to the greater of (A) the arithmetic mean (not a weighted average, subject to “Market Disruption Event” below) of the 10b-18 VWAP on each Calculation Date during the Calculation Period minus the Discount and (B) the Floor Price.

Discount:	As specified in Schedule I

Floor Price:	As specified in Schedule I

10b-18 VWAP:
On any Calculation Date, a price per Share equal to the Rule 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Calculation Date, as published by Bloomberg at 4:15 pm New York time (or 15 minutes following the end of any extension of the regular trading session on Bloomberg Page “TPR <Equity> AQR SEC” (or any successor thereto), absent manifest error or unavailability of such page or successor thereto, in which case the Calculation Agent shall determine the 10b-18 VWAP for such Calculation Date in good faith and in a commercially reasonable manner.

Calculation Period:	The period from, and including, the Calculation Period Start Date to, and including, the relevant Valuation Date.

Calculation Period Start Date:	As specified in Schedule I

Calculation Dates:	Each date that is both an Exchange Business Day and a Calculation Date as specified in Schedule I

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:
As specified in Schedule I.  On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	As specified in Schedule I

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Calculation Date in the Calculation Period or the Buyer Settlement Valuation Period is a Disrupted Day, the Calculation Agent may elect to take one or more of the following actions, in its good faith and commercially reasonable discretion: (i) determine that such Calculation Date is a Disrupted Day in whole, in which case the Calculation Agent shall exclude the 10b-18 VWAP on such Calculation Date in determining the Forward Price or Buyer Settlement Price, as applicable, (ii) determine that such Calculation Date is a Disrupted Day in part, in which case the Calculation Agent shall commercially reasonably (x) determine the 10b-18 VWAP on such Calculation Date based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and (y) determine the  Forward Price or Buyer Settlement Price, as applicable, using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, and/or (iii) elect to (x) in its good faith and commercially reasonable discretion, postpone the Scheduled Valuation Date (in the case of a disrupted Calculation Date) or (y) extend the Buyer Settlement Valuation Period (in the case of a Disrupted Day during the Buyer Settlement Valuation Period) by up to one Scheduled Trading Day for every Calculation Date that is a Disrupted Day during the Calculation Period or Buyer Settlement Valuation Period, as applicable.  For the avoidance of doubt, if the Calculation Agent takes the action described in clause (ii) above, then such Disrupted Day shall be a Calculation Date for purposes of calculating the Forward Price or Buyer Settlement Price, as applicable. The Calculation Agent shall promptly notify Issuer in writing of (A) circumstances giving rise to any such Disrupted Day (provided that, in the case of a Regulatory Disruption, without disclosing any information that is subject to contractual, legal or regulatory obligations to not disclose such information), and (B) any weighting, extension or suspension in connection therewith as soon as reasonably practicable after the occurrence of such Disrupted Day.

Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day.  If a closure of the Exchange prior to its normal close of trading is scheduled (x) on any Scheduled Trading Day during the Calculation Period following the date hereof or (y) on any Scheduled Trading Day during the Buyer Settlement Valuation Period after the relevant Buyer Election Date, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs (or is deemed to occur) on any Calculation Date during the Calculation Period or the Buyer Settlement Valuation Period, as the case may be, and each of the five immediately following Calculation Dates is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may (x) deem the day such Disruption Event occurs and each consecutive Calculation Date that is a Disrupted Day thereafter to be a Calculation Date that is not a Disrupted Day and determine the 10b-18 VWAP for each such Calculation Date using its good faith and commercially reasonable estimate of the value of the Shares on such day based on the volume, historical volatility and trading patterns and price of the Shares and such other factors as it deems appropriate and commercially reasonable to take into account or (y) treat such Disruption Event as an Additional Termination Event in respect of the Transaction, with Issuer as the sole Affected Party and the Transaction as the sole Affected Transaction.

VALUATION:

Valuation Date(s):	The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of Dealer’s election in accordance with the immediately succeeding paragraph.

Dealer shall have the right, in its absolute discretion, to accelerate the Valuation Date, for the whole Transaction or only a part thereof, to any Calculation Date that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the Calculation Date immediately following an accelerated Valuation Date (an “Acceleration Date”). Dealer shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration.  If the portion of the Prepayment Amount that is subject to acceleration is less than the full remaining Prepayment Amount, then the Calculation Agent shall make such mechanical or administrative adjustments to the terms of the Transaction as appropriate in a commercially reasonable manner in order to take into account the occurrence of such Acceleration Date (including cumulative adjustments to take into account all prior Acceleration Dates).

Scheduled Valuation Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above and the other provisions set forth herein.

Lock-Out Date:	As specified in Schedule I

SETTLEMENT TERMS:

Physical Settlement:
Applicable.  On any Valuation Date (including any Acceleration Date, if applicable), the Calculation Agent shall calculate the Settlement Amount for the relevant portion of the Transaction.  The “Settlement Amount” for the Transaction is a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price minus (b) the Initial Shares, rounded to the nearest whole number of Shares.

If the Settlement Amount is positive, Seller shall deliver to Buyer a number of Shares equal to the Settlement Amount on the Settlement Date.  If the Settlement Amount is negative, then the provisions of Buyer Settlement Provisions in Annex A hereto shall apply.

Settlement Currency:	USD

Settlement Date:
The date that falls one Settlement Cycle after the relevant Valuation Date or Acceleration Date if prior to the Scheduled Valuation Date for the relevant portion of the Transaction (the final Settlement Date, the “Final Settlement Date”).

Other Applicable Provisions:
The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:

Potential Adjustment Event:
In addition to the events described in Section 11.2(e) of the Equity Definitions, the occurrence of a Disrupted Day (including due to the occurrence of a Regulatory Disruption) shall constitute a Potential Adjustment Event.  In the case of any event described in the preceding sentence, the Calculation Agent may, in its commercially reasonable judgment, adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, any repurchase of Shares pursuant to this Transaction shall not constitute a Potential Adjustment Event.

Excess Dividend:
For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent, in good faith and in a commercially reasonable manner), when aggregated with the amount or value (as determined by the Calculation Agent, in good faith and in a commercially reasonable manner) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	As specified in Schedule I

Extraordinary Dividend:	The per Share cash dividend or distribution, or a portion thereof, declared by Issuer on the Shares that is classified by the board of directors of Issuer as an “extraordinary” dividend.

Consequences of Excess Dividend:
The declaration by the Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period (as defined below) for the Transaction, shall, at the Calculation Agent’s election, either (x) constitute an Additional Termination Event in respect of such Transaction, with Buyer as the sole Affected Party and such Transaction as the sole Affected Transaction or (y) result in an adjustment, by the Calculation Agent, to the Floor Price as the Calculation Agent determines, in good faith and in a commercially reasonable manner, appropriate to account for the economic effect on the Transaction of such Excess Dividend.

Early Ordinary Dividend Payment:
If an ex-dividend date for any Dividend that is neither (x) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions nor (y) an Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period and such ex-dividend date is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event in a commercially reasonable manner.

Scheduled Ex-Dividend Dates:	As specified in Schedule I

Relevant Dividend Period:	The period from, and including, the Trade Date for the Transaction to, and including, the last day of the Potential Purchase Period (as defined below).

Method of Adjustment:	Calculation Agent Adjustment

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:
In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

ADDITIONAL DISRUPTION EVENTS:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Position relating to,” after the word “under” in clause (Y) thereof; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Not applicable

Loss of Stock Borrow:	Applicable; provided that an event shall not constitute a Loss of Stock Borrow if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.

Maximum Stock Loan Rate:	As specified in Schedule I

Increased Cost of Stock Borrow:	Applicable; provided that an event shall not constitute an Increased Cost of Stock Borrow if such event is solely due to the deterioration of the creditworthiness of the Hedging Party.

Initial Stock Loan Rate:	As specified in Schedule I

Determining Party:	For all applicable events, Dealer

Hedging Party:	For all applicable events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Hedging Adjustments:
Whenever the Calculation Agent is called upon to make a determination, calculation or adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such determination, calculation or adjustment in a commercially reasonable manner by reference to the effect of such event on the Hedging Party with the Calculation Agent assuming that the Hedging Party  maintains a commercially reasonable Hedge Position in respect of the Transaction.

3.           Calculation Agent:  Dealer.  Notwithstanding any other provision in this Confirmation, the Calculation Agent shall not adjust any Calculation Date to a date that would not constitute a Calculation Date hereunder (as defined in Schedule I of this Confirmation). Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner. Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination, adjustment or calculation by the Calculation Agent, the Calculation Agent will use commercially reasonable efforts to deliver to Counterparty within five Exchange Business Days of a written request by Counterparty (which may be by e-mail), a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary or confidential models or other information that is proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

4.            Account Details and Notices:

(a)	Account for delivery of Shares to Issuer:

To be advised

(b)	Account for payments to Issuer:

To be advised

(c)	Account for payments and delivery of Shares to Dealer:

To be provided separately.

(d)	For purposes of this Confirmation:

(i)	Address for notices or communications to Issuer:

10 Hudson Yards
New York, NY 10001
Attention: Katia DeVita, VP, Treasurer
Telephone: [________]
Email: [________]

With a copy to:

Erica Ubiera, Assistant Treasurer
Telephone: [________]
Email: [________]

(ii)	Address for notices or communications to Dealer:

[Dealer Address]

5.            Amendments to the Equity Definitions.

(a)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the Shares or the relevant Transaction”.

(b)
The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by replacing the words “diluting or concentrative” with “material economic”, and by deleting the parenthetical phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and replacing such phrase with the words “(including adjustments to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction)”.

(c)
Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the Shares or the relevant Transaction; provided that such event is not based on (a) an observable market, other than the market for Counterparty’s own stock or (b) an observable index, other than an index calculated measured solely by reference to the Counterparty’s own operations”.

(d)
The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (a) replacing the words “a firm” with the word “any” in the fourth lines thereof, (b) replacing the word “leads to the” with the words “, if completed, would lead to a” in the fifth line thereof, (c) replacing the words “voting shares” with the word “, voting power or Shares” in the fifth line thereof, (d) inserting the words “by any entity” after the word “announcement” in the fourth line thereof and (e) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof;

(e)	Section 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

(f)
Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Dealer will have the right to cancel the Transaction,”.

(g)
Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(h)
Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

6.            Alternative Termination Settlement.

In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Issuer’s control, or (iii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Issuer’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then such payment shall be paid as set forth under the Agreement or Equity Definitions, as the case may be, unless Issuer makes an election to the contrary (which election shall be effective only if Issuer represents in writing to Dealer that, as of the date of such election, Issuer is not in possession or otherwise aware of any material nonpublic information regarding Issuer or the Shares). No later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, in which case Issuer or Dealer, as the case may be, shall deliver to the other party a number of Shares (or a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in the case of a Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”)), with a value equal to the Payment Amount, as determined by the Calculation Agent in good faith and in a commercially reasonable manner over a commercially reasonable period of time.  In determining the number of Shares (or Alternative Delivery Units) required to be delivered under this provision, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares (or Alternative Delivery Units) on the Early Termination Date or the date of early cancellation or termination, as the case may be.  Additionally, (x) if such delivery is made by Dealer, the Calculation Agent shall take into account the prices at which Dealer purchases Shares (or Alternative Delivery Units) in a commercially reasonably manner over a commercially reasonable period of time, as part of unwinding a commercially reasonable Hedge Position and fulfilling its delivery obligations under this Section 6; provided that the parties hereby agree that such purchases shall be made solely on Calculation Dates and the purchase price shall reflect the prevailing market prices of the Shares or Alternative Delivery Units (if any), as determined by the Calculation Agent in good faith and in a commercially reasonable manner; provided further that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash. If delivery of Shares or Alternative Delivery Units pursuant to this Section 6 is to be made by Issuer, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of the Transaction to which Net Share Settlement applied, (B) the Buyer Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Issuer.

7.            Special Provisions for Acquisition Transaction Announcements.

(a)
If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Calculation Agent shall make, in good faith and in a commercially reasonable manner, such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate (including, without limitation and for the avoidance of doubt, adjustments that would allow the Settlement Amount to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on the Transaction of such event (including adjustments to account for changes in volatility, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.

(b)
“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (it being understood and agreed that in determining whether such an announcement is reasonably likely to result in an Acquisition Transaction, the Calculation Agent may take into consideration the effect of the relevant announcement on the Shares and/or options relating to the Shares) or (v) any announcement subsequent to an Acquisition Transaction Announcement relating to an amendment, extension, withdrawal or other change to the subject matter of a prior Acquisition Transaction Announcement. The term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public statement and/or any announcement related to an Acquisition Transaction, made by Issuer (or any of its subsidiaries) or a Valid Third Party Entity.  “Valid Third Party Entity” shall mean, in respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares and, if the Calculation Agent determines in a good faith and commercially reasonable manner that such effect is material, such third party shall be deemed to have such bona fide intent).

(c)
“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction (as defined below) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 25% of the market capitalization of Issuer and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise).

8.            Dealer Adjustments.

In the event that Dealer reasonably determines, in its good faith discretion based on advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14D-E, each under the Exchange Act, but so long as such requirements, policies or procedures are consistently applied in a non-discriminatory manner across all transactions similar to the Transaction and counterparties similar to Issuer), for Dealer to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions than Dealer would otherwise purchase or engage in (such determination, a “Regulatory Disruption”) on any Calculation Date on or prior to the conclusion of the Potential Purchase Period (as defined below), then Dealer may, in its reasonable discretion, by notice to Issuer, elect that a Market Disruption Event shall be deemed to have occurred and will be continuing on any such Calculation Date(s) and each such Calculation Date shall be a Disrupted Day (subject to “Market Disruption Event” above). Dealer shall promptly notify Issuer upon exercising its rights pursuant to this provision and shall subsequently notify Issuer in writing (which may be by email) on the Scheduled Trading Day Dealer determines in good faith that the Calculation Period is resumed.

9.            Covenants.

Issuer covenants and agrees that:

(a)
Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative transaction which references Shares or structured Share repurchase or other derivative with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction (other than the Other Tranche ASR Agreement and any Other Share Repurchase Agreement)) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Dealer or take any other action that would cause the purchase by Dealer of any Shares in connection with this Confirmation not to qualify for the safe harbor provided in Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases).  “Potential Purchase Period” means the period from, and including, the Calculation Period Start Date to, and including, the latest of (i) the last day of any Buyer Settlement Valuation Period, (ii) the earlier of (A) the date two Calculations Dates immediately following the last day of the Calculation Period (or up to three additional Calculation Dates thereafter if  Dealer reasonably determines, in its commercially reasonable judgment that any such additional Calculation Dates are reasonably necessary or appropriate (i) to preserve Dealer's commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements of organizations with jurisdiction over Dealer or its affiliates, or with related policies and procedures would generally be applicable to counterparties similar to Counterparty and/or transactions similar to the Transaction) and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by Dealer in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date (or, in the absence of such communication, the date that is two Calculation Dates immediately following such date). Furthermore, Issuer may purchase up to a percentage of ADTV (as defined in Rule 10b-18) equal to the Designated OMR Percentage (as specified in Schedule I) through Dealer or an Affiliate of Dealer on any Calculation Date during the Potential Purchase Period. “Other Share Repurchase Agreement” means any other substantially similar fixed dollar accelerated share repurchase transaction entered into on the Trade Date, but with non-overlapping calculation dates (however defined) with the Calculation Dates, or any other Rule 10b5-1 or Rule 10b-18 repurchase plans with non-overlapping purchase dates (however defined) with the Calculation Dates, so long as on each such purchase date, purchases under all such Rule 10b5-1 and Rule 10b-18 repurchase plans do not exceed the Designated OMR Percentage (as specified in Schedule I) of the ADTV (as defined in Rule 10b-18(a)(1)) on such purchase date.

The preceding paragraph shall not limit (w) Issuer’s purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or (iii) of Rule 10b-18(a)(13), (x) Issuer’s purchases of Shares pursuant to employee incentive plans in connection with related equity transactions, or the granting of Shares or options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such Shares or options, in connection with the Issuer’s compensation policies for directors, officers and employees, (y) withholding of Shares to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of employee stock options or the vesting of restricted stock or stock units and (z) unsolicited transactions or privately negotiated (off-market) transactions, in each case, that are not “Rule 10b-18 purchases” (as defined in Rule 10b-18) and are not expected to result in market transactions.

(b)
It will comply with all laws, rules and regulations applicable to it (including, without limitation, the Securities Act of 1933 (the “Securities Act”) and the Exchange Act) in connection with the transactions contemplated by this Confirmation.

(c)
Neither it nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period.

(d)
It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares.  “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than any such transaction in which the consideration consists solely of cash and for which there is no valuation period.  Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 8 above.

(e)
Issuer shall promptly following the announcement of a Merger Transaction (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide Dealer with written notice, which notice shall specify (i) the nature of such announcement; (ii) Issuer’s average daily “Rule 10b-18 purchases” as defined in Rule 10b-18 during the three full calendar months immediately preceding such announcement and (iii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such announcement.  Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct.  Issuer understands that Dealer will use this information in calculating the trading volume for purposes of Rule 10b-18.  In addition, Issuer shall promptly provide written notice to Dealer of the occurrence of the completion of such transaction or the completion of the vote by target shareholders related to such transaction.  Issuer acknowledges that its delivery of such notices must comply with the standards set forth in Section 10(c) below.

10.          Representations, Warranties, Acknowledgments, and Agreements.

(a)	Issuer hereby represents and warrants to Dealer on the date hereof and on and as of the Initial Share Delivery Date that:

(i)
None of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares, and is entering into, and shall act during the term of, the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of this Confirmation or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of this Confirmation. For the avoidance of doubt, the parties hereto acknowledge that the entry into any Other Specified Repurchase Agreement shall not fall within the ambit of the previous sentence.  Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)	The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares prior to the Trade Date.

(iii)
Issuer is not entering into the Transaction or making any election hereunder to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv)
Issuer is not entering into the Transaction or making any election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v)
There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each as defined in Rule 10b-18).

(vi)
Issuer is as of the date hereof, the Prepayment Date, any Buyer Election Date and any Buyer Cash Settlement Payment Date, and after giving effect to the transactions contemplated hereby will be, Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii)
Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)
No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(ix)
Issuer (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(x)
Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon Dealer or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Confirmation and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Confirmation, and that Dealer and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that Dealer and its affiliates may continue to conduct such transactions during the term of this Confirmation.  Without limiting the generality of the foregoing, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(xi)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(xii)
Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(xiii)
Issuer is (i) a corporation for U.S. federal income tax purposes and is organized under the laws of Maryland and (ii) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(b)
Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that Dealer may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer.  Such purchases and any other market activity by Dealer will be conducted independently of Issuer by Dealer as principal for its own account.  All of the actions to be taken by Dealer in connection with the Transaction shall be taken by Dealer independently and without any advance or subsequent consultation with Issuer.

(c)
It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements.  Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of Dealer or its Affiliates, other than employees identified by Dealer to Issuer in writing as employees not responsible for executing market transactions in connection with the Transaction.  Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(d)	Each of Issuer and Dealer represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(e)
Each of Issuer and Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof.  Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

11.          Acknowledgements of Issuer Regarding Hedging and Market Activity.

Issuer agrees, understands and acknowledges that:

(a)
During the period from (and including) the Trade Date to (and including) the Settlement Date, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to establish, maintain or adjust its Hedge Position with respect to the Transaction.

(b)
Dealer and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction.

(c)
Dealer shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction.

(d)
Any such market activities of Dealer and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP, the Forward Price, and the Buyer Settlement Price, each in a manner that may be adverse to Issuer.

12.          In addition to the representations, warranties and covenants in this Confirmation, Dealer hereby represents, warrants and covenants to Issuer that:

(a)
During the Potential Purchase Period, Dealer shall, or, in the case of purchases made by any of its affiliates, shall cause such affiliate to, use good faith, commercially reasonable efforts to effect any purchases of Shares made by Dealer or any of its affiliates on any Calculation Date in connection with the Transaction entered into under this Confirmation (other than purchases made by Dealer or any affiliate thereof as part of its dynamic adjustment of its hedge of the options, including the duration option, embedded in the Transaction) in a manner that, if such purchases were made by Issuer, would meet the requirements of paragraphs (b)(1), (2), (3) and (4) of Rule 10b-18 (taking into account any applicable Securities and Exchange Commission no-action letters or interpretations as appropriate and subject to any delays between execution and reporting of a trade of the Shares on the applicable securities exchange or quotation system and other circumstances reasonably beyond Dealer’s or such affiliate’s control). Notwithstanding the foregoing, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Issuer or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

(b)
Dealer hereby represents and covenants to Issuer that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to prevent individuals making investment decisions related to the Transaction from having access to material nonpublic information regarding Issuer that may be in possession of other individuals at Dealer.

13.          Other Provisions.

(a)
Issuer agrees and acknowledges that Dealer is a “financial institution,” “financial participant” and “swap participant” within the meaning of Sections 101(22), 101(22A) and 101(53C) of the Bankruptcy Code.  The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” “offset or net out” or “other transfer obligation” within the meaning of Section 362(b) of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546(e) of the Bankruptcy Code, (B) this Confirmation is a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “transfer” within the meaning of Section 546(g) of the Bankruptcy Code, (C) the rights given to Dealer under this Confirmation and under the Agreement upon the occurrence of an Event of Default with respect Issuer constitute “contractual rights” to cause the liquidation, termination or acceleration of or the offset or net out termination values under or in connection with a “securities contract” and a “swap agreement”, (D) this Confirmation is a “master netting agreement’ as defined in 101(38A) of the Bankruptcy Code and (E)Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560, and 561 of the Bankruptcy Code and .

(b)
Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Issuer with respect to the Transaction that are senior to the claims of common stockholders of Issuer in any United States bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than this Transaction.

(c)
Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of Dealer hereunder are secured by any collateral, security interest, pledge or lien.

(d)
Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(e)
Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.  Any Shares delivered pursuant to this provision shall be included in the calculation of the Settlement Amount.

(f)
Dealer may postpone the Scheduled Valuation Date or any other date of valuation, payment or delivery if the “ADTV” (as defined in Rule 10b-18) applicable to Shares on any Calculation Date is less than (or will be less than) 75% of the “ADTV” (as defined in Rule 10b-18) applicable to the Shares on the Trade Date, in each case as determined by the Calculation Agent, in order to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions.

(g)
It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party if, at any time on or prior to the final Valuation Date, the official closing price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).

14.          Share Caps.

Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to Dealer in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in Schedule I).  Notwithstanding anything to the contrary in this Confirmation, in no event shall Dealer be required to deliver any Shares in excess of the Maximum Number of Shares (as specified in Schedule I).

15.          Disclosure.

Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

16.          Transfer and Assignment.

Dealer may transfer or assign its rights and obligations hereunder and under this Confirmation, in whole or in part, to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer; provided that:

(1) Issuer will not, as a result of such transfer, be required to pay to the transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount that Issuer would have been required to pay to Dealer in the absence of such transfer;

(2) Issuer will not receive a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i), in excess of that which Dealer would have been required to so withhold or deduct in the absence of such transfer, unless the transferee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such withholding or deduction;

(3) Issuer will not, as a result of such transfer, be subject to any material costs or material burdens (including, without limitation, any accounting, regulatory or other compliance costs or burdens) greater than those that would have been imposed on Issuer in the absence of such transfer; and

(4) neither an Event of Default nor a Termination Event has occurred and is continuing or would occur as a result of such transfer.

17.          U.S. Stay Regulations.

The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term)  as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request),  the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Issuer shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph . In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

18.          CARES Act.

Issuer represents and warrants that it and its subsidiaries have not applied, and throughout the term of the Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Issuer or such subsidiary agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Issuer, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution (collectively, “Restricted Financial Assistance”); provided that Issuer and its subsidiaries may apply for Restricted Financial Assistance if Issuer either (a) determines, based on the advice of outside counsel of national standing, that the terms of the Transaction would not cause Issuer to fail to satisfy any condition for application for or receipt or retention of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence of a waiver or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with attributes of the Transaction in all relevant respects).  Issuer further represents and warrants that the Prepayment Amount is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of Shares pursuant to the Transaction (either by specific reference thereto or by general reference to transactions with the attributes thereof in all relevant respects).

19.          Tax Matters.

(a)
Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(b)
HIRE Act.  To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(c)
Tax documentation. Issuer shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Issuer has become obsolete or incorrect.  Additionally, Issuer shall, promptly upon request by Dealer, provide such other tax forms and documents requested by Dealer.

20.          Counterparts.

This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective a delivery of manually executed counterpart hereof.

21.          Governing Law; Jurisdiction; Waiver.

THIS CONFIRMATION AND THE AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION OR THE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING TO THIS CONFIRMATION AND THE AGREEMENT AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.  NOTHING IN THIS PROVISION SHALL PROHIBIT A PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.

EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF THE OTHER PARTY OR THE OTHER PARTY’S AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Remainder of Page Intentionally Blank

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us.

Confirmed as of the date first written above:

TAPESTRY, INC.	[DEALER]

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE I

For the purposes of the Transaction, the following terms shall have the following values or meanings:

Trade Date:	[________]

Prepayment Date:	[________]

Initial Share Delivery Date:	[________]

Calculation Period Start Date:	[________]

Scheduled Valuation Date:	[________]

Lock-Out Date:	[________]

Prepayment Amount:	USD [________]

Discount:	USD [ ]

Initial Shares:
[_______] Shares; provided that  if, in connection with the Transaction, Dealer is unable, after using commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Issuer on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire, and thereafter Dealer shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares, at a stock borrow cost no greater than the Initial Stock Loan Rate, equal to the shortfall in the Initial Share Delivery and to deliver such additional Shares as soon as reasonably practicable.  All Shares delivered to Issuer in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Settlement Amount.”

Ordinary Dividend Amount:	USD [________] for the Scheduled Ex-Dividend Dates occurring in December 2024 and March 2025 (as set forth below).

For any Dividend with an ex-dividend date occurring on or after the Scheduled Valuation Date: USD 0.00

Scheduled Ex-Dividend Dates:	December 6, 2024 and March 6, 2024

The occurrence of a Buyer Election Date, if any, shall be a Scheduled Ex-Dividend Date.

Threshold Price:	USD [________]

Floor Price:	USD [________]

Initial Stock Loan Rate:	[________] bps.

Maximum Stock Loan Rate:	[________] bps.

Share Cap:	[________] Shares

Maximum Number of Shares:	[________]% of the outstanding Shares as of the Trade Date.

Designated OMR Percentage:	[________]%

Calculation Dates:
The following dates below shall be Calculation Dates under the Transaction.  Additionally, every second Scheduled Trading Day following the last Calculation Date set forth below shall be a Calculation Date under the Transaction unless and until the Transaction is terminated. Notwithstanding anything to the contrary in this Confirmation, the Equity Definitions or the Agreement, the Calculation Agent shall not adjust the dates set forth below.

1.	[________]
2.	[________]
3.	[________]
4.	[________]
5.	[________]
6.	[________]
7.	[________]
8.	[________]
9.	[________]
10.	[________]
11.	[________]
12.	[________]
13.	[________]
14.	[________]
15.	[________]
16.	[________]
17.	[________]
18.	[________]
19.	[________]
20.	[________]
21.	[________]
22.	[________]
23.	[________]
24.	[________]
25.	[________]
26.	[________]
27.	[________]
28.	[________]
29.	[________]
30.	[________]
31.	[________]
32.	[________]
33.	[________]
34.	[________]
35.	[________]
36.	[________]
37.	[________]
38.	[________]
39.	[________]
40.	[________]
41.	[________]
42.	[________]

SCHEDULE I–Page 2

ANNEX A

BUYER SETTLEMENT PROVISIONS

1.           The following Buyer Settlement Provisions shall apply to the Transaction to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material nonpublic information concerning Issuer or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Buyer

Buyer Election Date:
In respect of any Valuation Date, the earlier of (i) the Scheduled Valuation Date and (ii) the second Exchange Business Day immediately following the relevant date on which the final Acceleration Notice is delivered (if any) (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement

Amount:	The Settlement Amount multiplied by the Buyer Settlement Price.

Buyer Settlement Price:	The average of the 10b-18 VWAPs for the Calculation Dates in the Buyer Settlement Valuation Period, subject to the provisions opposite the caption “Market Disruption Event” in the Confirmation.

Buyer Settlement

Valuation Period:
A number of Calculation Dates selected by Dealer as necessary to unwind its commercially reasonable Hedge Position with respect to the Transaction in a commercially reasonable manner, beginning on the Calculation Date immediately following the earlier of (i) the Scheduled Valuation Date or (ii) the Calculation Date immediately following the Valuation Date.

Annex A–Page 1

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Buyer Cash Settlement Payment Date.

Buyer Cash Settlement

Payment Date:	The date one Settlement Cycle following the last day of the Buyer Settlement Valuation Period.

Net Share Settlement

Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.          Net Share Settlement shall be made by delivery on the Buyer Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Dealer (which value shall, assuming the Dealer transacts in a commercially reasonable manner at prevailing market prices of such shares, and in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case, as determined by the Calculation Agent.

3.           Buyer may deliver Registered Settlement Shares pursuant to paragraph 2 above only if:

(a)          a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; and a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)          the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Dealer;

(c)          as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Dealer, in its discretion; and

(d)       as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.            If Buyer delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)          all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)         as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Buyer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

Annex A–Page 2

(c)         as of the date of delivery, Buyer shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Buyer to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Buyer of all fees and expenses in connection with such resale, including all fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Buyer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)          in connection with the private placement of such shares by Buyer to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Buyer shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

5.           Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Buyer to Dealer pursuant to paragraph 6 below commencing on the Buyer Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”).  If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Buyer on the date that is two (2) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Buyer on that date such unsold Shares.

6.         If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Buyer shall, on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”), deliver to Dealer, through the Selling Agent, a notice of Buyer’s election that Buyer shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares.  If Buyer elects to deliver to Dealer additional Shares, then Buyer shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day that is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall.  Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Buyer shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

Annex A–Page 3

7.           Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for the Transaction be greater than the Share Cap (as specified in Schedule I).  Buyer represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Share Cap is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of Buyer that are not reserved for future issuance on the date hereof; and

B = the maximum number of Shares required to be delivered to third parties if Buyer elected Net Share Settlement of all transactions in the Shares (other than the Transaction) with all third parties that are then currently outstanding and unexercised.

Annex A–Page 4